Exhibit (p)(i)
THE CHARLES SCHWAB FAMILY OF FUNDS
SCHWAB INVESTMENTS
SCHWAB CAPITAL TRUST
SCHWAB ANNUITY PORTFOLIOS
SCHWAB STRATEGIC TRUST
LAUDUS TRUST
LAUDUS INSTITUTIONAL TRUST
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
CHARLES SCHWAB & CO., INC.
JOINT CODE OF ETHICS
PERSONAL TRADING POLICY
Effective July 1, 2010
Capitalized terms used in the Code are defined, when practicable, within the related text. Otherwise such terms are defined in the attached Appendix A.

INTRODUCTION
Charles Schwab Investment Management, Inc. (“CSIM”), Charles Schwab & Co., Inc. (“CS&Co.”) (in its capacity as principal underwriter for certain funds), the Schwab and Laudus Funds and the Schwab ETFs (the “Funds”) have a fiduciary duty to Fund shareholders and advisory clients (“Clients”) which requires all officers, directors and CSIM employees to conduct themselves with the highest ethical standards, always placing the interests of Clients ahead of their own.
To this end, CSIM, CS&Co. and the Funds have adopted this Joint Code of Ethics (“Code”) which sets the minimum standards of business conduct applicable to all persons who work for CSIM full-time, part-time or on a contractual basis, as well as Officers and Trustees of the Funds and certain CS&Co. persons as described in this Code (“Access Persons”). Access Persons who are employees of CSIM or CS&Co. are also responsible for knowing and complying with The Charles Schwab Corporation Code of Business Conduct and Ethics, relevant provisions of the Charles Schwab Compliance Manual, and the laws, rules, regulations, and policies and procedures applicable to their role and responsibilities, including all applicable Federal Securities Laws. You may be subject to disciplinary action, up to and including termination, if you fail to comply with this Code and applicable policies and procedures.
The Code does not and cannot identify all possible conflicts of interest that you might encounter. Rather, you have an on-going responsibility to identify any areas where personal activities may conflict with Clients’ interests and to operate in a manner that mitigates both actual and perceived conflicts. You must at all times act in accordance with both the letter and the spirit of applicable laws, rules and regulations.
If you have any questions concerning a proposed course of action that may present a conflict of interest, you should contact your supervisor for guidance. Supervisors who have questions about how to proceed should contact the Chief Compliance Officer (“CCO”) or his or her designee for guidance.

MATERIAL NON-PUBLIC INFORMATION
You have an obligation to safeguard material non-public information regarding CSIM and its Clients, including the Funds. The Charles Schwab Compliance Manual has policies and procedures that establish minimum requirements that all employees are required to follow when in possession of material non-public information about any issuer. In addition, when you are in possession of confidential information about CSIM and/or its Clients, you are prohibited from sharing such information with anyone, other than those who have a business need to know, and from using such information for personal gain.
Specifically, you are prohibited from:
▪	Disclosing current portfolio transactions that Portfolio Managers and Traders have made or potential portfolio transactions that are being contemplated on behalf of Clients or any other non-public information to anyone outside of CSIM, except as required to effect securities transactions on behalf of a Client.

▪	Using knowledge of portfolio transactions that portfolio managers and traders have made or potential portfolio transactions that are being contemplated on behalf of Clients to personally profit, or cause others to profit, by the market effect of such transactions.

▪	Engaging in deceptive conduct in connection with the purchase or sale of portfolio transactions for Client accounts, including without limitation:
i.	Employing any device, scheme or artifice to defraud any Client.

ii.	Making any untrue statement of a material fact to any Client or misleading any Client by omitting to state a material fact.

iii.	Engaging in any act, practice or course of business that would defraud or deceive any Client.

iv.	Engaging in any manipulative practice with respect to any Client.

v.	Investing in derivatives or similar instruments to evade the restrictions of this Code.
These requirements may be supplemented from time to time by additional policies and procedures. It is your responsibility to be familiar with and to comply with all such policies and procedures.

PERSONAL TRADING
I.	Introduction

This section of the Code contains rules applicable to Access Persons and certain of their household members (“Covered Persons”) regarding owning and trading “Covered Securities” in certain “Personal Accounts”.

An Access Person is any
▪	Officer, director or trustee of CSIM or the Funds

▪	CSIM employee or contractor

▪	Any person who is determined to have access to nonpublic information regarding any Client or Fund, including portfolio holdings and any transactions in a portfolio, as determined by CSIM Compliance, is subject to the terms of this Code
If you are an Access Person, your Covered Persons include
▪	Your spouse

▪	Your minor children

▪	Individuals living in your home who are supported, directly or indirectly, to a material extent by you
Personal Accounts are securities accounts over which you or any of your Covered Persons exercise direct or indirect control or discretion or in which you or any of your Covered Persons have a direct or indirect beneficial ownership or financial interest.
Covered Securities include:
▪	All publicly and privately traded securities except as noted below

▪	Any option, future, forward contract or other obligation involving securities or indices thereof, including an instrument whose value is derived or based on any of the above

▪	Any separate security which is convertible into or exchangeable for, or which confers a right to purchase, a Covered Security

▪	Shares of a closed-end investment company

▪	Shares of any exchange-traded fund (ETFs)

▪	Shares of the Schwab and Laudus Funds (other than money market funds)
The following securities are excluded from the definition of Covered Securities:
▪	Shares of registered non-affiliated open-end investment companies (e.g., mutual funds), except for shares of ETFs

▪	Shares of non-affiliated unit investment trusts that invest exclusively in non-affiliated registered open-end investment companies

▪	Direct obligations of the U.S. government (e.g., Treasury securities)

▪	High-Quality Short-Term Debt Instruments, as defined in Appendix A, such as bank certificates of deposit, banker’s acceptances, repurchase agreements, and commercial paper

▪	Affiliated money market funds
II.	Reporting Requirements

The following reporting requirements apply to all Access Persons and their Covered Persons (excluding Independent Trustees, unless otherwise noted).
A.	Initial Accounts and Holdings Reports and Certifications

Within 10 days of hire or of being notified by CSIM Compliance that you have been deemed an Access Person, you must submit to the CCO or his or her designee an Accounts and Holdings Report showing all of your Personal Accounts and holdings in Covered Securities (including those of your Covered Persons). Your report must include the name of security, type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security held, as well as the name of any broker, dealer or bank with whom the account is maintained, the name on the account and the account number. You must submit an Accounts and Holdings Report even if you do not have any securities accounts or applicable holdings. Initial reports are submitted in hard-copy and the information contained in the report must be current as of a date no more than 45 days prior to the date of your hire or of being notified by CSIM Compliance that you have been deemed an Access Person. The report must indicate the date you submit the report.

In addition, as a newly designated Access Person, you must certify in writing within ten (10) calendar days of designation that you have received a current copy of the Code of Ethics.

B.	Quarterly Transaction Reports

On a quarterly basis, you must report all transactions in Covered Securities in all Personal Accounts. These quarterly transaction reports must be made no later than thirty days after the end of each calendar quarter and include trading activity at Schwab and any other broker, dealer or bank where Personal Accounts are maintained. You are required to submit a quarterly report to the CCO or his or her designee, even if there were no reportable transactions during the quarter. The report must indicate the date you submit the report, as well as the following:

1.	The transaction date, name and identifier of the security (such as exchange ticker symbol or CUSIP number), interest rate and maturity date, number of shares, and cost of each reportable security involved;

2.	The name of the broker, dealer or bank with or through which the transaction was effected

3.	The type of transaction, such as purchase, sale or any other type of acquisition or disposition; and

4.	The price of the security at which the transaction was effected.
Transaction information is automatically updated in an on-line personal trading monitoring system utilized by CSIM (“Personal Trading Monitoring System”) throughout the quarter to reflect transactions made in Schwab accounts you have disclosed. This may not include all of the transactions you must report, and it is your responsibility to review the information and update it to ensure it is accurate and complete. This includes providing information on any new Personal Account established during the quarter including the name of the broker, dealer or bank and the date the account was established.

C.	Annual Holdings Reports

Annually, you must report all holdings in Covered Securities in Personal Accounts as of December 31 of each year. This report must be submitted to the CCO or his or her designee no later than 45 calendar days following the year end. Similar to quarterly transaction reporting, holdings information is displayed on the Access Persons reporting screen in the Personal Trading Monitoring System. The position may not reflect all activities in a security (e.g. corporate actions) and you must review and correct the holdings report, as needed, to ensure its accuracy. Your report must indicate the date you submit the report and must include the title, type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security held, as well as the name of any broker, dealer or bank with whom the account is maintained.

D.	Other Compliance Certifications

On a quarterly basis, you are required to confirm your compliance with the provisions of this Code. In addition, you must acknowledge, in writing, which may be made electronically, receipt of any revisions to this Code whenever amendments to the Code are made and delivered.

E.	Independent Trustee Reporting Requirements

Independent Trustees are required to submit a Quarterly Transactions Report containing the information as described above to Independent Trustee Counsel or, in its absence, to Fund Counsel. Such report must include:
▪	all transactions in any Funds, excluding money market funds, on whose Board the Trustee serves

▪	all transactions made in a Covered Security if, at the time of that transaction, they knew or, in the ordinary course of fulfilling their official duties as a Trustee of the Funds, should have known that, during the 15-day period immediately before or after the date of their transaction, the same Covered Security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser(s) for purchase or sale by the Fund
III.	Preclearance Requirements
A.	General Requirements

Each Access Person, except Trustees of the Funds, must receive clearance prior to the execution of any transaction in Covered Securities in their Personal Accounts (including the accounts of their Covered Persons).

Access Persons who are Trustees, including Independent Trustees of the Funds, must receive clearance prior to the execution of transactions in the Funds, excluding money market funds, for which they are a Trustee.

B.	How to request preclearance

Generally, you must submit requests for pre-clearance of personal transactions through the Personal Trading Monitoring System unless otherwise noted in this Code. Pre-clearance requests will be reviewed by CSIM Compliance in relation to information available from the trading system(s) or other relevant information sources (consulting with Portfolio Management as needed) to determine whether your request should be approved. CSIM Compliance may require Supervisor approval of a pre-clearance request before considering such request. You will be notified via email of approval or denial. Pre-clearance requests made by the Chief Compliance Officer will be forwarded to the Senior Vice President and head of Global Compliance or his or her designee for approval.

You should only submit a pre-clearance request when you intend to execute a trade, not to secure your right to execute a transaction on the basis of favorable intraday price movements. Excessive pre-clearance requests and/or trading in personal accounts are strongly discouraged. CSIM Compliance monitors trading activity, reports this activity periodically to CSIM management and may impose additional trading restrictions or prohibitions as appropriate.

Access Persons who are Trustees, including Independent Trustees of the Funds, should direct any preclearance request to the Chief Compliance Officer or his or her designee by telephone or email.

C.	Two Day Effective Period

Pre-clearance of personal securities transactions for publicly traded securities will be effective for (2) trading days as follows:
▪	If clearance is granted during New York Stock Exchange (NYSE) market hours, the clearance is effective for the remainder of that trading day and through the close of the NYSE market on the following trading day.

▪	If clearance is granted after trading on the NYSE has closed for the day, the clearance is effective for the next two trading days of the NYSE.
Limit Orders, including stop loss orders, will generally not be allowed unless you expect the order to be completed within the two day effective period. If your order is not executed within the two day effective period, your initial pre-clearance will no longer be valid and you will need to cancel the open order(s) and obtain pre-clearance again.
You are prohibited from trading in a security if, after you’ve received pre-clearance approval, you come into possession of material nonpublic information.
IV.	Blackout Periods

All Access Persons are prohibited from engaging in any transaction in a Covered Security when they know or should have known at the time that there is a pending “buy” or “sell” order in that same security for any Client Account.

Certain additional trading restrictions apply to portfolio managers and credit analysts, as such terms may be defined from time to time by CSIM Compliance, as follows:

▪	If you are a portfolio manager, you are prohibited from trading in a Covered Security if the same security has been traded in any Fund or Client Account for which you are a primary or backup portfolio manager during the past seven (7) calendar days, or is expected to be traded within the next seven (7) calendar days.

▪	If you are a credit analyst, you may not trade in a fixed income Covered Security for any issuer for which you are responsible for reviewing or approving if a fixed income security related to that same issuer has been traded in any Fund or Client Account during the past seven (7) calendar days, or is expected to be traded within the next seven (7) calendar days.

▪	If you receive pre-clearance for a transaction in a Covered Security and a transaction in the same security takes place for a Fund or Client Account subject to the Blackout Period as discussed above within seven (7) calendar days following the execution of your transaction, your transaction will be reviewed further by the CCO or his or her designee and you may be required to reverse the transaction.
V.	Prohibition on Short Term Profits (60-DAY RULE)

All Access Persons, other than trustees, are prohibited from realizing a profit from the purchase and sale, or sale and purchase, of the same (or related) Covered Securities within 60 calendar days. If an Access Person is found to have violated this prohibition, any profit realized will be required to be disgorged. This restriction applies without regard to tax lot considerations. Generally speaking, profit determinations will be made on the basis of a “Last-In-First-Out” (LIFO) accounting methodology, unless the fundamentals of the trade warrant a different consideration as determined by the CCO or his or her designee.

VI.	IPO’s and Private Placements

The Employee Securities Accounts and Investments & Inside Information chapter of the Charles Schwab Compliance Manual addresses certain prohibited practices. Among them is the participation in an IPO. This applies to all Access Persons, except Independent Trustees.

Access Persons, excluding Independent Trustees, must first receive clearance from the CCO or his or her designee and the Schwab Compliance Department prior to participating in a private securities transaction. A request for approval should first be submitted to the Schwab Compliance Department through Employee Disclosure Online, jumpword: EDO. If approval is granted, you must then pre-clear the transaction with CSIM Compliance.

VII.	Exceptions

A.	Personal Account Exemptions

After a Personal Account has been reported as discussed in Section II above, you may request that the Personal Account be exempt from personal trading requirements and restrictions by submitting a written request to CSIM Compliance. Such exemptions will be considered on a case-by-case basis considering individual facts and circumstances. Accounts that may be considered for exemption from personal trading requirements and restrictions include accounts that are managed on a fully discretionary basis by an investment advisor, manager or other third party in which all trading activity is directed by the investment manager without prior knowledge or consent of the employee. In such cases, a copy of the executed investment management or advisory agreement must be submitted to CSIM Compliance. If CSIM Compliance grants an exception, you are responsible for ensuring that copies of trade confirmations and account statements are mailed directly to CSIM Compliance. Provided you do so, you will not be required to further certify to the holdings or transactions in such Personal Account once the exception is granted.

B.	Transactional Exemptions

The following transactional exemptions apply:
▪	All transactions in The Charles Schwab Corporation securities (equities, fixed income, options) are exempt from preclearance, blackout periods and the short-term profit prohibition, provided that you comply with the requirements outlined in the Charles Schwab Compliance Manual.

▪	Non-Volitional Transactions are exempt from preclearance, blackout periods and the short-term profit prohibition. Please refer to Appendix A for more information on what qualifies as a Non-Volitional Transaction.

▪	When establishing an automatic investment plan, direct stock purchase plan or other similar plans involving a Covered Security, enrollment in the plan must be approved by CSIM Compliance and the initial purchase of that Covered Security in the plan must be pre-cleared. Subsequent investments of the applicable Covered Security subject to the plan are exempt from pre-clearance and blackout periods provided no changes to the plan have been made (i.e. cancellation) since originally approved by CSIM Compliance.

▪	Profits received from a sale of securities which were acquired as a result of exercising options received through a Stock Option Program are exempt from the short-term profits prohibition.

Exceptions to Reporting Requirements

You do not need to include in your quarterly transaction reports any transactions made in any account over which you have no direct or indirect influence or control regarding specific security selection (i.e. investment discretion) or any Non-Volitional Transactions, provided you have ensured that copies of trade confirmations and account statements are mailed directly to CSIM Compliance.

If you have any questions concerning whether or not an account or transaction is exempt from personal trading requirement or restrictions, you should contact your Supervisor or the CCO or his or her designee.

C.	Other Exemptions

The CCO may approve other exemptions to certain restrictions and prohibitions of the Code after consideration of relevant facts and circumstances. Such exemptions are not automatic but rather granted on an exception basis and require either preclearance through the channels discussed above or other advance written approval from the CCO.

OTHER POTENTIAL CONFLICTS
The following policies apply to all CSIM employees:
GIFTS AND BUSINESS ENTERTAINMENT
You may not give or receive gifts that create a conflict of interest or the appearance of impropriety. This includes accepting any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of CSIM or the Funds. Any item paid for by Schwab, CSIM, or the Funds, either directly or by reimbursement, and given to a client, prospective client, vendor, supplier, competitor or those who wish to do business with the Firm is subject to this Policy. You should also be careful in accepting various offers of business entertainment, or invitations to conferences, seminars, sporting events and the like, where someone else is paying for expenses. As such, please refer to the CSIM Guidelines for Gifts and Business Entertainment which provides specific details on this policy, including general prohibitions on giving and receiving gifts, annual dollar-value limits on the same and pre-approval requirements and departmental logs for gifts and business entertainment.
SERVICE AS DIRECTOR OR PUBLIC OFFICIAL
You are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Compliance Review Officer and the Schwab Control Group (jumpword: EDO).

COMPLIANCE WITH THE CODE
Adherence to the Code is a basic condition of employment or service with CS&Co. and CSIM. CSIM Compliance monitors compliance with the Code, including reviewing Access Persons personal securities transactions and holdings reports, and reviews violations of the Code to determine what action or sanctions are appropriate. You are required to report any violations of the Code promptly to your supervisor or the CCO. Reports of all violations must be provided to the CCO. Violations may be reported to CSIM management as well as to the Fund Boards.
Violations of the Code are taken seriously and may result in disciplinary action up to and including termination. Violations of the Code may also adversely affect your career with Schwab with respect to such matters as compensation and advancement. Since many provisions of the Code also reflect provisions of the US securities laws, you should be aware that violations could also lead to enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment. Questions regarding interpretation of the Code or questions related to specific situations should be directed to your Supervisor or CSIM Compliance.

ADMINISTRATION, RECORDKEEPING AND REPORTING
CSIM Compliance is responsible for the administration of this Code. This includes identifying all Access Persons and notifying them of this classification and their obligations under this Code. CSIM Compliance will also maintain procedures for periodic reviews of Access Persons’ personal securities transactions. Such reviews are undertaken with regard to both the prohibitions and reporting requirements contained in the Code.
All records associated with this Code that are required to be retained by Federal Securities Laws will be maintained by CSIM Compliance in an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve a hardship exemption or the acquisition by Access Persons of securities acquired in a Private Placement, will be maintained by CSIM Compliance for at least five years after the end of the fiscal year in which the approval is granted.
At least annually, the president of each Trust, the President of CSIM and an executive of Schwab as principal underwriter to the Schwab Funds (or their designees) will provide each Trust’s Board of Trustees:
▪	a written report of any issues arising under this Code, including any material violations and any sanctions imposed in response to these violations and

▪	a certification that each has adopted procedures reasonably necessary to prevent its Access Persons from violating the provisions of this Code.

Appendix A: Definitions
An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An “Automatic Investment Plan” includes a dividend reinvestment plan.
Control has the same meaning as in Section (2)(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. The SEC may determine, however, that the facts and circumstances of a given situation that may counter this presumption.
Federal Securities Laws refers to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.
A High Quality Short-Term Debt Instrument is any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality.
An Initial Public Offering is an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
An Independent Trustee is any Trustee of a Trust who is not an interested person of such Trust as defined in section 2(a)(19) of the 1940 Act.
A Non-Volitional Transaction is one is which the Access Persons does not determine price or time of the transaction. Such transactions include:
▪	acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities; and

▪	acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue.

Transactions in a managed account or those made by an independent third party or adviser will not be considered non-volitional unless an Access Person requests and is granted an account level exemption.
A Private Placement is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.
A Stock Option Program allows an employee to buy a set number of shares of a company’s stock at a future date at a set price.